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                                                                    EXHIBIT 99.4

                  [LETTERHEAD OF AMERICAN ECOLOGY CORPORATION]


FOR IMMEDIATE RELEASE                            CONTACT:     Edmund J. Gorman
95-12                                                         Stephen W. Travers
                                                                  (713) 624-1900

AMERICAN ECOLOGY ANNOUNCES COMPLETION OF DEFINITIVE PURCHASE AGREEMENT

     (HOUSTON) September 22, 1995 - American Ecology Corporation today announced the completion of a definitive Purchase Agreement defining terms for the recently announced $5,000,000 investment in the Company by five of its directors. As stated in the Purchase Agreement:

     . The investing directors, John Harris, Edward Heil, Jack Lemley, Paul Schutt and Harry Phillips, Jr., invested $3,250,000 on September 12, 1995, and agreed to assure the funding of an additional $750,000 by September 30, 1995. Mr. Phillips agreed to fund the remaining $1,000,000 by January 5, 1996.

     . In exchange for these investments, the Company will issue an aggregate of 105,264 shares of the Company's newly designated Series D Cumulative Convertible Preferred Stock and warrants to purchase 1,052,640 shares of the Common Stock of the Company at an exercise price of $4.75 per share. Each share of the new preferred stock (i) is convertible into ten shares of the Common Stock of the Company,
          (ii) will receive a mandatory cumulative dividend at an annual rate of 8.375%, payable quarterly, and (iii) will have a liquidation preference equal to $47.50 per share plus any accumulated dividends attributable to such share. The warrants will expire if not exercised prior to September 12, 1999.

     A special committee of American Ecology's Board of Directors, consisting of those members who did not participate as investors in the transaction, negotiated and evaluated the terms of the agreement on behalf of the Company. In connection with its evaluation, the special committee obtained an opinion from McKenna & Company, an independent Houston-based investment banking firm, to the effect that from a financial point-of-view, the terms of the investment pursuant to the Purchase Agreement are fair to the stockholders of the Company.

     American Ecology operates a nuclear waste disposal facility in Washington, has received a license approval for a similar facility in California, has a license application pending for a nuclear disposal facility in Nebraska, and operates a nuclear processing facility in Tennessee. The Company also operates a chemical waste disposal facility in Nevada and two in Texas. Services provided by the Company include waste packaging, transportation, consulting, pretreatment, disposal, fuels blending, recycling, and clean-up services. The Company's common stock trades on the Nasdaq Stock Market under the symbol ECOL.

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